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                                                                      EXHIBIT 12

MERISTAR HOSPITALITY CORPORATION
 Statement Regarding Computation of Ratios

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
                                                                                   Year Ended December 31,
                                                               1996        1997         1998            1999           2000
 Income before minority interests, income tax
    expense and extraordinary items (1)                    $   6,988    $ 40,488      $ 69,528      $ 116,667      $ 111,650

 Fixed charges:
    Interest expense                                          12,346      21,024        64,378        100,398        117,524
    Interest capitalized                                         461         442         5,182         12,540          8,613
    Amortization of debt expense                                 986         920         1,635          3,143          3,951
    Preferred distributions to minority
    interests                                                      -         488           650            574            574
    Rent deemed as interest                                       22          26            11              -              -

                                                           -------------------------------------------------------------------
 Total fixed charges                                          13,815      22,900        71,856        116,655        130,662
                                                           -------------------------------------------------------------------

 Income before minority interest, income tax
    expense, extraordinary items and fixed
    charges (excluding capitalized interest and
    preferred distributions to minority interests)            20,342      62,458       135,552        220,208        233,125

 Divided by fixed charges                                     13,815      22,900        71,856        116,655        130,662

 Ratio of earnings to fixed charges                             1.47        2.73          1.89           1.89           1.78
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(1)  This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.